Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Concrete Pumping Holdings, Inc. on Form S-1, of our report, dated January 28, 2019 relating to the balance sheets of Concrete Pumping Holdings, Inc. (formerly known as Concrete Pumping Holdings Acquisition Corp.), the successor entity to Industrea Acquisition Corp., as of December 5, 2018 and December 31, 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from January 1, 2018 through December 5, 2018 and for the period from April 7, 2017 (date of inception) through December 31, 2017. We also consent to the reference to our Firm under the caption “Experts”.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey

April 1, 2019